Report of Independent Registered Public
Accounting Firm


To the Shareholders and Trustees of
Vanguard PRIMECAP Fund,
Vanguard Target Retirement Income Fund,
Vanguard Target Retirement 2005 Fund,
Vanguard Target Retirement 2015 Fund,
Vanguard Target Retirement 2025 Fund,
Vanguard Target Retirement 2035 Fund and
Vanguard Target Retirement 2045 Fund

In planning and performing our audits of the financial statements of Vanguard PRIMECAP Fund, Vanguard
Target Retirement Income Fund, Vanguard Target
Retirement 2005 Fund, Vanguard Target Retirement 2015
Fund, Vanguard Target Retirement 2025 Fund, Vanguard
Target Retirement 2035 Fund and Vanguard Target
Retirement 2045 Fund (comprising the Vanguard Chester
Funds, the "Funds") for the year ended August 31, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds are responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.





PricewaterhouseCoopers LLP
October 5, 2004
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